Exhibit 5.1

[Downey Brand LLP letterhead]

Downey Brand LLP
3425 Brookside Road, Suite A
Stockton, CA 95219

July 18, 2016

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re:    Central Valley Community Bancorp
Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to Amendment No. 1 to Registration Statement on Form S-4 File No. No. 333-212063 (the “Registration Statement”) filed with the Securities and Exchange Commission by Central Valley Community Bancorp, a California company (the “Company”),relating to the registration of the issuance of up to 1,417,191 shares of the Company’s Common Stock (the “Shares”) to be issued in connection with the Company’s merger agreement, dated April 28, 2016, among the Company, the Company’s subsidiary Central Valley Community Bank, and Sierra Vista Bank (the “Merger Agreement”).

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) the Registration Statement, (b) the Merger Agreement, and (c) the company records and documents of the Company as we have considered necessary or appropriate for the purposes of this opinion, and such certificates or comparable documents of Company officers or representatives and public officials and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to all questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Upon the basis of such examination, we advise you that, in our opinion, the issuance of the Shares being registered pursuant to the Registration Statement, and the transactions contemplated thereby, were duly authorized and, upon issuance of the Shares on the terms set forth in the Registration Statement and Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of California, and the federal laws of the United States of America, as in effect on the date hereof.

We consent to filing of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,

DOWNEY BRAND LLP

/s/ Downey Brand